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                                                                      EXHIBIT 5

                [LETTERHEAD OF SUTHERLAND, ASBILL & BRENNAN LLP]

                                 August 8, 1997

Preferred Networks, Inc.
850 Center Way
Norcross, Georgia 30071

Ladies and Gentlemen:

          We are acting as your counsel in connection with the registration of 1,000,000 shares of Common Stock, no par value (the "Shares"), of Preferred Networks, Inc., a Georgia corporation. The Shares are being registered with the Securities and Exchange Commission under a Registration Statement on Form S-8 (the "Registration Statement"). The Shares are to be offered pursuant to the Preferred Networks, Inc. 1995 Stock Option Plan, as amended (the "Plan"). We are familiar with the relevant documents and materials used in preparing the Registration Statement and related prospectus (the "Prospectus").

          Based on our review of the relevant documents and materials, it is our opinion that when (a) the Registration Statement shall have become effective, and (b) the Shares shall have been issued upon the terms and conditions set forth in the Plan, the Registration Statement and the Prospectus, then the Shares will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    SUTHERLAND, ASBILL & BRENNAN LLP

                                    By: /s/ Mark D. Kaufman
                                       --------------------------------------
                                       Mark D. Kaufman